UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2023

FOMO WORLDWIDE, INC.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

831 W North Ave., Pittsburgh, PA 15233

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	FOMC	OTC Pink Current

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

FOMO WORLDWIDE, INC. is referred to in this Current Report on Form 8-K as “FOMO,” the “Company,” “we,” or “us.”

Background.

On June 6, 2023, we signed a definitive agreement to buy certain short form video assets and intellectual property of Cyber Space, LLC to combine with programming code we developed over the past four years to create a new social network to be named Goccha!. The purchase agreement is included herein as Exbibit 10.1.

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2023, we signed a definitive agreement to buy certain short form video assets and intellectual property of Cyber Space, LLC to combine with programming code we developed over the past four years to create a new social network to be named Goccha! (https://www.goccha.net/). Consideration for the transaction includes $100,000 cash and $50,000 in Restricted Series B Preferred stock priced at $0.50 per share (convertible into 100,000,000 common shares based on a common stock price of $0.0005 and a 1-1,000 conversion ratio). There are no assurances we will be able to fund the project or close the purchase based on current market conditions.

Item 7.01 Regulation FD Disclosure.

On May 22, 2023, we assumed a letter of intent to buy certain short form video assets and intellectual property of Cyber Space, LLC. With such assets, we have notified investors of our plans to launch a video platform married to the code of our wholly owned subsidiary KANAB CORP. @ www.goccha.net. There are no assurances we will be able to fund the project or close the purchase, which requires $100,000 cash and $50,000 in preferred stock to be issued to the sellers.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
10.1	FOMO WORLDWIDE, INC. Cyber Space LLC Definitive Agreement – June 6, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO WORLDWIDE, INC.

Date: June 12, 2023	By:	/s/ Vikram Grover
Vikram Grover